LEASE AMENDMENT

RENEWAL

I. PARTIES

THIS AMENDMENT is by and between 8-L Newark 8371, LLC (the "Landlord") and SBS Technologies, Inc. (the "Tenant"). For the Premises located at 8371 Central Avenue, Suite C, Newark, CA 94560.

II. RECITALS

2.01 Tenant and Landlord, being parties to that certain Lease dated August 14, 1999 hereby express their mutual desire and intent to extend the terms of the Lease and amend by this writing those terms, covenants and conditions contained in "1.2 Premises", "1.2(b) Parking", "1.3 Term", "1.3(b) Option to renew", "1.5 Base Rent", "1.7 Security deposit", "1.10 Real Estate brokers", and "49 Tenant Improvements" as hereinafter provided.

III. AMENDMENTS

3.01 "1.2 (a) Premises" shall hereafter additionally provide as follows:

The Premises shall be approximately 13,440 square feet of space as outlined on Exhibit A attached hereto commonly known as 8371 Central Avenue, Suite C.

3.02 "1.2(b) Parking" shall hereafter provide as follows:

Tenant shall have use of 45 unreserved vehicle parking spaces and 0 Reserved vehicle parking spaces.

3.03 "1.3 Term" shall hereafter additionally provide as follows:

The term of this Lease as amended shall be 44 months commencing on April 1, 2004 and ending November 30, 2007.

3.04 "1.3(b) Option to renew" shall hereafter additionally provide as follows:

Tenant shall be granted one three year option at market terms and conditions. Tenant shall give Landlord 6 months written notice of said exercise of option.
    "1.5 Base rent" shall hereafter additionally provide, in lieu of rent provided for in the original Lease, as follows:

$11,424.00 per month, payable on the first day of each month commencing April 1, 2004 through March 31, 2005;

$11,827.20 per month, payable on the first day of each month commencing April 1, 2005 through March 31, 2006;

$12,230.40 per month, payable on the first day of each month commencing April 1, 2006 through November 30, 2007.

Any rents which have already been paid by Tenant and received by Landlord that are in excess of the amounts shown above for both Rent and Additional Rent shall be credited towards the next month of rent due.

3.06 "1.6(b) Tenant's Share of Common Area Operating Expenses" shall hereafter additionally provide as follows: 40.21%

3.07 "1.7 Security Deposit" shall hereafter additionally provide as follows:

As long as Tenant is not in default the Security deposit shall be reduced to $13,000.00 on November 30, 2004. At Landlord's discretion and upon prompt written notice to Tenant, the security Deposit refund shall be in the form of a check or rent credit.

3.08 "1.10 (a)Real Estate brokers" shall hereafter provide as follows:

Cornish and Carey Commercial represents the Landlord exclusively. Corporate Realty Advisors, in cooperation with Cresa Partners, represents the Tenant exclusively. Landlord shall pay Cornish and Carey Commercial a fee of $7,330.17 upon execution hereof. Landlord shall pay Cresa Partners a fee of $14,660.35 upon execution hereof.

3.09 "4.2(d) shall hereafter provider the addition of the following:

Increases in all controllable operating expenses shall be capped, on a cumulative basis, at a rate equal four percent (4%) annualized.

3.10 "49 Tenant Improvements" shall hereafter additionally provide as follows:

The Premises shall be demised as per Exhibit A attached hereto. Landlord shall pay for the demising wall(s), separately metering the Premises and reworking all electrical and HVAC needed due to the subdivision, and in accordance with all applicable building codes (the "Landlord Work"). In addition to the Landlord Work, Landlord shall provide Tenant $26,880.00 to be used on actual expenditures for Tenant improvements to the building (the "Tenant Improvement Work"). Landlord will promptly hire a contractor agreed upon by Tenant to do all Landlord Work and Tenant Improvement Work.. The total cost of the Tenant Improvement Work shall be approved in advance by Tenant. The fee charged by Landlord in connection with such Tenant Improvement Work shall not exceed five percent (5%) of the cost of the Tenant Improvement Work. Landlord shall be responsible for ADA work required for all Landlord Work and Tenant Improvement Work for the current use.

3.11 Tenant shall vacate the portion of the Premises being vacated within ten days after execution hereof.

3.12 Signage/Graphics. Tenant will enjoy same signage rights as they currently enjoy, which includes building signage.

3.13. Tenant shall have non-exclusive use of the roof of the Building for communications antennae and dishes subject to applicable laws and ordinances. In the event that roof penetration(s) are necessary, SBS agrees to use the Landlord's contractor so as not to void any roof warranty. Tenant may maintain its existing rooftop equipment during the term of the Lease. Tenant shall not have access to the roof without Landlord's representative present.

3.14 Landlord agrees, at the request of any secured lender to SBS, to negotiate a commercial reasonable waiver of all lien rights against all of Tenant's equipment, trade fixtures, furniture, and other personal property.

IV. INCORPORATION

4.01 Except as modified herein, all other terms and conditions of the Lease between the parties above described, as attached hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year written below.

LANDLORD: TENANT:

SBS Technologies, Inc.

/S/ Marc Barkdull_______________ By: /S/ Bruce E. Castle ___________

Marc Barkdull - Manager Bruce E. Castle, Vice President,

General Counsel & Secretary

Date_May 7, 2004_______________ Date May 5, 2004